Corporate Resource Services, Inc. Reports Record Revenues, Net Income exceeds $2 million for the Quarter

NEW YORK, N.Y. -- (Business Wire) – February 12, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified staffing, recruiting, and consulting services firm providing managed services and trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work, today reported results for the quarter ended December 28, 2012, which included record quarterly revenues of $200.2 million, an increase of 23.2% over the same quarter in 2011.  Net income increased 74.2% to $2.0 million for the quarter.

“The results for our most recent quarter demonstrate that we are on track with our plans to integrate our acquired operations,” said John Messina, CEO of Corporate Resource Services. “At the same time, we continue to drive revenue growth at a rate that is among the highest in the staffing industry, and we are very pleased that our quarterly revenue exceeded $200 million for the first time. We will continue to focus on rationalizing our cost structure and improving our profit margins.  We are off to a great start for 2013.”

Corporate Resource Services recently announced that it was changing its fiscal year end from September to December.  As a result, the Company reported its quarter ending December 28, 2012 as a transition period on Form 10-QT filed with the Securities and Exchange Commission.

Based on preliminary results, the Company is increasing its expected revenues for the first quarter of fiscal 2013 from its initial range of $165 to $170 million to $175 to $180 million. In addition,  it is reducing its expected net loss for the first quarter, which is due mainly to the seasonal reset of payroll tax wage limits at a time when the Company is incurring the last of its integration expenditures, from an initial range of approximately $1.5 to $1.8 million to a range of $1.4 to $1.7 million.  For the full year of 2013, the Company now expects to achieve a net income of between $7.0 and $8.5 million on revenues of approximately $750 to $800 million.

The estimates above do not reflect the impact of any future weather events and they assume no acquisitions of additional staffing firms and no deterioration in the staffing markets the Company serves.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides diversified staffing, recruiting, and consulting services and offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 205 staffing and on-site facilities in 37 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380